Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES ACQUISITION OF PERIPHERAL SUPPORT CATHETERS FROM WAVEPOINT MEDICAL, LLC

Agreement also includes development of portfolio of CTO products

St. Paul, Minn. – March 22, 2021 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII) announced today that it has acquired a line of peripheral support catheters from WavePoint Medical, LLC.

Peripheral support catheters are used during peripheral vascular intervention (PVI) procedures for guidewire support to enable lesion crossing, as well as for guidewire exchanges. Physicians use support catheters in approximately 50% of PVIs, primarily in below-the-knee and complex interventions. When calcium is present, lesions can be challenging to cross with an interventional guidewire and often require advanced tools prior to vessel preparation and treatment. CSI anticipates it will introduce the acquired catheters as its new ViperCross™ line in the first half of its fiscal year ending June 30, 2022.

In addition, as part of this transaction, WavePoint will also develop a portfolio of specialty catheters used in the treatment of chronic total occlusions (CTO) and complex percutaneous coronary intervention (PCI) procedures for CSI. CTOs represent a significant and growing segment of PCIs and often contribute to poor patient outcomes. Commercial availability of these specialty catheters is anticipated in CSI’s fiscal year ending June 30, 2023.

Scott R. Ward, Chairman, President and Chief Executive Officer of CSI, said, “With the acquisition of these peripheral support catheters, CSI will soon offer a complete portfolio of products for the treatment of peripheral artery disease, including atherectomy, balloon catheters, guidewires, support catheters and embolic protection. In coronary, the successful development of a portfolio of CTO products will expand our existing offering of coronary support products. Together, these new products advance our ability to help physicians improve outcomes for patients undergoing complex peripheral and coronary interventions.”

About WavePoint Medical, LLC
WavePoint Medical LLC, a MedVenture Holdings portfolio company, is a Utah based medical device development company focused on high-performance micro-catheters for the interventional cardiovascular markets. MedVenture Holdings partners with entrepreneurs, physicians, and management teams to advance healthcare products, services, and technologies that improve human health and wellness. For additional information, please visit www.medventureholdings.com.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women globally. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 30 percent of patients undergoing a PCI. Significant calcium contributes to poor stent delivery, expansion and wall apposition leading to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

Safe Harbor Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding the commercial introduction of the acquired catheters, including the anticipated timing thereof; the development and commercial introduction of the specialty catheters, including the anticipated timing thereof; and the impact to CSI of these new products, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ability of WavePoint to meet development milestones; technical challenges; regulatory developments and approvals; the experience of physicians regarding the effectiveness and reliability of products sold by CSI; the reluctance of physicians, hospitals and other organizations to accept new products; the impact of competitive products and pricing; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

CSI is a registered trademark of Cardiovascular Systems, Inc. All other trademarks cited herein are owned by their respective owners.

Contact:

Cardiovascular Systems, Inc. Jack Nielsen Vice President, Investor Relations & Corporate Communications (651) 202-4919 j.nielsen@csi360.com
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